                            SHARE PURCHASE AGREEMENT

             THIS AGREEMENT made as of the 26th day of March, 2001.

BETWEEN:

             ALEKSANDER SZLAM

             (the "Vendor")

                                                               OF THE FIRST PART

             - and -



             VOICEIQ INC., a corporation existing under the laws of the Province of Ontario

             (the "Purchaser")

                                                              OF THE SECOND PART



             WHEREAS the issued and outstanding shares of International Neural Machines Inc. ("INM") consist of 20,000 common shares;

             AND WHEREAS as at the date hereof, the Vendor is the registered and beneficial owner of 3,400 common shares (the "Purchased Shares") in the capital of INM as shown in Section 2.1 hereof and the Purchaser is the registered and beneficial owner of 7,300 common shares in the capital of INM;

             AND WHEREAS the Purchaser has agreed with Oleg Feldgajer to purchase from him the remaining issued shares of INM so that, upon completion of shares of INM from the Vendor and Oleg Feldgajer, the Company will be a wholly-owned subsidiary of the Purchaser;

             AND WHEREAS, the Purchaser has agreed to purchase from the Vendor, and the Vendor has agreed to sell to the Purchaser, the Purchased Shares on the terms and conditions set forth herein;

             NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the parties hereto agree with each other as follows:


                                    ARTICLE 1
                                 INTERPRETATIONS
                                 ---------------

1.1 DEFINITIONS. Where used herein or in any amendment or supplement hereof, unless the context otherwise requires, the words and phrases with initial capitals set forth below will have the meanings so set forth therein.

             "AGREEMENT" means this Agreement and all Schedules and all instruments supplemental hereto or in amendment or confirmation hereof.

            "BUSINESS DAY" means any day except Saturday, Sunday, or any day on which banks are generally not open for business in the City of Toronto.

            "CDNX" means the Canadian Venture Exchange.

            "CLOSING" means the time of closing on the Closing Date provided for in Section 5.1.

            "CLOSING DATE" means May 1, 2001 or such earlier or later date as may be agreed in writing by the parties to this Agreement.

            "COMPANY'S COUNSEL" means Shuh Cline and Grossman.

            "CONSIDERATION SHARES" has the meaning ascribed thereto in Section 2.2.

            "ELECTED AMOUNT" has the meaning ascribed thereto in Section 2.4(1).

            "ENCUMBRANCE" means any mortgage, charge, pledge, claim, hypothecation, lien, encumbrance, restriction, option, right of others or security interest of any kind, whether fixed or floating, absolute, contingent or conditional.

            "ESCROW AGREEMENT" has the meaning ascribed thereto in Section 2.4(2) hereof.

            "ESCROW SHARES" has the meaning ascribed thereto in Section 2.4(2) hereof.

            "INM" means International Neural Machines Inc., a corporation incorporated under the laws of Ontario.

            "INM SHAREHOLDERS AGREEMENT" means the Unanimous Shareholders Agreement dated March 20, 1997 among INM, Working Ventures Canadian Fund Limited, Oleg Feldgajer and Aleksander Szlam, as amended to the date hereof.

            "INTERIM PERIOD" means the period commencing on the date hereof and ending at Closing.

            "LIENS" means any and all liens, mortgages, charges, hypothecs, pledges, security interests, prior assignments, options, warrants or other encumbrances, and claims, rights, restrictions and other interests of any nature and kind whatsoever which affect, by way of a conflicting ownership interest or otherwise, in any manner whatsoever title to any particular property.

            "PERSON" means any individual, legal or personal representative, partnership, company, corporation, incorporated syndicate, unincorporated association, trust or Governmental Body or any other entity however designated or constituted and words importing "persons" have a similar meaning.

            "PURCHASE PRICE" has the meaning ascribed thereto in Section 2.2.

            "PURCHASED SHARES" has the meaning ascribed thereto in the recitals.

            "PURCHASER" or "VIQ" means VoiceIQ Inc., a corporation incorporated under the laws of the Province of Ontario.

            "PURCHASER'S COUNSEL" means Blake, Cassels & Graydon LLP, Toronto, Ontario.

            "SECTION 116 CERTIFICATE" has the meaning ascribed thereto in
            Section 2.4(1) hereof.

           "TAX ACT" means the Income Tax Act (Canada), R.C.C., 1985, C.1 (5th suppl.), as amended.

           "VENDOR'S CONSIDERATION" has the meaning ascribed thereto in Section 2.4(1) hereof.

           "VIQ SHARES" means the common shares in the capital of the Purchaser.

1.2 HEADINGS. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 GENDER AND NUMBER. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 CURRENCY. All amounts expressed herein in terms of money refer to the Canadian dollar, and all payments to be made hereunder shall be made in cash or certified cheque or any other method that provides immediately available funds.

1.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.

1.6 BUSINESS DAYS. If any payment is required to be made or any action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.7        SCHEDULES. The following schedules form part of this Agreement:

           Schedule 2.8         -     Definition of Accredited Investor
           Schedule 6.1(6)      -     Form of Release
           Schedule 6.3(7)      -     Form of Purchaser's Counsel Opinion


                                    ARTICLE 2
                          PURCHASE OF PURCHASED SHARES
                          ----------------------------

2.1 PURCHASE OF THE PURCHASED SHARES. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Vendor, and the Vendor agrees to sell, assign and transfer to the Purchaser, the Purchased Shares at Closing.

2.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") payable by the Purchaser for the Purchased Shares shall be $1,496,000. The Purchase Price shall be paid and satisfied by the issue of 1,360,000 VIQ Shares (the "Consideration Shares") to the Vendor at Closing.

2.3        RESTRICTIONS ON RESALE OF COMMON SHARES

     (1) The Common Shares issued to the Vendor pursuant to Section 2.2 shall not be sold, transferred or otherwise disposed of except as provided below:

           (a) none of such shares may be transferred without the prior written consent of the Purchase during the period of 12 months following the Closing Date; and

           (b) from and after such 12 month period, such Common Shares shall be freely transferable subject to the additional resale restrictions described in subsection 2.3(2) below.

     (2) If the Vendor intends to sell or transfer any of the Common Shares after the 12 month restricted period as provided in subsection 2.3(1), the Vendor shall be free to sell such shares free of any resale restrictions, provided that either (i) in any calendar month the Vendor shall not sell more than 100,000 Common Shares into the public market on the facilities of the stock market on which the Common Shares are traded, or (ii) the Common Shares are sold to an arm's-length purchaser in a private transaction not conducted through the facilities of any stock market or other public market.

2.4        SECTION 116 OF THE INCOME TAX ACT (CANADA)

     (1) The Vendor shall, on or before Closing, deliver to the Purchaser a certificate(a "Section 116 Certificate"), satisfactory in form and substance to the Purchaser, issued by the Canada Customs and Revenue Agency pursuant to subsection 116(2) of the Tax Act in respect of the proposed disposition by the Vendor of the Purchased Shares. The Section 116 Certificate shall specify a "certificate limit" in an amount no less than the fair market value as at the Closing Date of the Consideration Shares to be issued to the Vendor in satisfaction of the portion of the Purchase Price relating to the Purchased Shares sold by the Vendor (the "Vendor's Consideration"). The Purchaser shall assist the Vendor in preparing documents required by the Canada Customs and Revenue Agency to obtain Section 116 Certificate.

     (2) In the event that a Section 116 Certificate has not been delivered by the Vendor to the Purchaser on or before Closing, or in the event that a Section 116 Certificate that is delivered by the Vendor to the Purchaser on or before Closing specifies a "certificate limit" that is less than the Vendor's Consideration, the Purchaser may, at its option, either (i) delay Closing for up to 90 days, or (ii) enter into an escrow agreement (the "Escrow Agreement") which shall be in a form reasonably acceptable to the Purchaser pursuant to which the Vendor will deposit the Consideration Shares issued to the Vendor pursuant to Section 2.2 hereof (the "Escrowed Shares") with the Purchaser pending receipt of a Section 116 Certificate with a certificate limit which is no less than the amount set out in subsection 2.4(1) hereof. The Escrow Agreement will authorize the Purchaser to execute any documents and take any action as will enable it to satisfy its liabilities and obligations under section 116 of the Tax Act, including arranging for the sale of all or a portion of the Escrowed Shares and from the proceeds thereof to remit the required amount to the Receiver General of Canada under subsection 116(5) of the Tax Act.

     (3) Notwithstanding the foregoing paragraphs (1) and (2), if the Vendor delivers a Section 116 Certificate or a replacement Section 116 Certificate to the Purchaser at any time after Closing and at least two Business Days prior to the day that 25% of the Vendor's Consideration is required to be remitted by the Purchaser to the Receiver General of Canada pursuant to subsection 116(5) of the Tax Act, and such certificate specifies a certificate limit in an amount no less than the Vendor's Consideration, the Purchaser shall deliver the Escrowed Shares to the Vendor within three Business Days after the Section 116 Certificate is delivered to the Purchaser.

     (4) In any case where the Purchaser withholds and remits to the Receiver General of Canada any amount pursuant to this Section 2.4, such withheld amount shall be treated for all purposes as having been paid to the Vendor on account of the Vendor's Consideration.

2.5 INM SHAREHOLDERS AGREEMENT. The Vendor agrees to provide the Purchaser with any consents or approvals required under the INM Shareholders Agreement in respect of the transfer of the Purchased Shares or the transfer of shares of INM owned by Oleg Feldgajer to the Purchaser. Upon the purchase of shares of INM by the Purchaser from the Vendor and Oleg Feldgajer, the INM Shareholder Agreement shall terminate and be void, including, without limitation, the Management Option set out in Section 7.12 thereof.

2.6 REGULATORY APPROVAL. Completion of the transactions provided for herein are subject to receipt by the Purchaser of the consent of the CDNX to the issue of the Consideration Shares.

2.7 SECURITIES LAWS. The Vendor acknowledges that the Consideration Shares issued to the Vendor are being acquired pursuant to the prospectus and exemptions contained in the Securities Act (Ontario) and the United States Securities Act of 1933, as amended (the "1933 Act"). The Vendor acknowledges that the Consideration Shares may be subject to hold periods or other resale restrictions imposed by applicable securities laws and agrees not to sell the Consideration Shares except in compliance with such securities laws.

2.8        1933 ACT

     (1) The Vendor understands that the Consideration Shares have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act") and that the sale contemplated hereby is being made in reliance on the Vendor being an "Accredited Investor" as defined in Rule 501 under the 1933 Act and that he is acquiring Consideration Shares for his own account or for the account of an Accredited Investor as to which he exercises sole investment discretion, and not with a view to any resale, distribution or other disposition of the Consideration Shares in violation of the United States securities laws.

     (2) The Vendor agrees that if he decides to offer, sell or otherwise transfer any of the Consideration Shares, he will not offer, sell or otherwise transfer any of such Consideration Shares, directly or indirectly, unless:

           (a) the sale is made outside of the United States in compliance with the requirements of Rule 904 of Regulation S under the 1933 Act and in compliance with applicable local laws and regulations; or

           (b) the sale is made pursuant to an exemption from registration under the 1933 Act provided by Rule 144 thereunder, if available; or

           (c) the Consideration Shares are sold in a transaction that does not require registration under the 1933 Act or any applicable United States state laws and regulations governing the offer and sale of securities.

     (3) Upon the original issuance of the Consideration Shares to the Vendor, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates representing the Consideration Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS THEY ARE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED: (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AFTER PROVIDING A SATISFACTORY LEGAL OPINION TO THE COMPANY".

2.9        SECURITIES REPRESENTATIONS

     (1) The Vendor acknowledges that Purchaser is a reporting company in Canada and the United States and therefore files information with the Ontario Securities Commission and with the Securities and Exchange Commission in the United States ("Public Information"). The Vendor represents that it has reviewed the Public Information and is fully familiar with Purchaser's current business and future prospects. All statements, facts, representations, projections, descriptions, estimates, opinions, views, expectations, plans, observations, analyses, judgments, forecasts, assessments, warranties, and assumptions set forth in the Public Information are subject to, and qualified in their entirety by, this Agreement.

     (2) The Vendor acknowledges that the Purchaser has made available to it all requested documents and records in its possession, and has offered to the Vendor an opportunity to discuss this transaction with the Purchaser and/or representatives of the Purchaser and obtain any additional information necessary to verify the accuracy of any information furnished. The Vendor acknowledges that no information furnished by the Purchaser constitutes investment, accounting, legal or tax advice. The Vendor is relying solely upon itself and its professional advisors, if any, for such advice.

     (3) The Vendor has relied solely upon its own independent investigation in making a decision to sell the Purchased Shares for the Consideration Shares. The Consideration Shares are speculative investments which involve a substantial degree of risk with no assurance of any income from such investments and the possibility that such Consideration Shares may become worthless. The Purchasers acknowledges that the Consideration Shares are not traded on any stock exchange in the United States and that there is only a limited market for the Consideration Shares in the United States. The Vendor must therefore be prepared to bear the economic risks of owning the Consideration Shares for an indefinite period.

     (4) The Vendor acknowledges that (a) the Consideration Shares are not being registered under the laws of any jurisdiction and are being sold pursuant to an exemption from registration set forth in the Securities Act of 1933, as amended, (the "Securities Act") and (b) Purchaser has not furnished the Vendor with all information that would be included in the applicable registration statement if the Consideration Shares were offered and registered under the Securities Act.

     (5) The Vendor represents that the Consideration Shares will be acquired solely for the account of the Vendor, solely for investment purposes and not with a view to resale or distribution, and that no other person has, or will acquire, any direct or indirect interest in the Consideration Shares. The Vendor has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person, or anyone else, the Consideration Shares, or any interest therein, and the Vendor has no plans to enter into any such contract, undertaking, agreement or arrangement. The Vendor understands that he may not dispose of the Consideration Shares, or any part thereof, or any interest therein, unless and until legal counsel for Purchaser shall have provided its written opinion that the intended disposition does not violate the law of any jurisdiction. The Vendor acknowledges that the Consideration Shares are non-transferable, that it will not be possible for the Vendor to liquidate the Consideration Shares readily in case of an emergency and, therefore, must bear the financial risk of owning the Consideration Shares investment for an indefinite period.

     (6) The Vendor is knowledgeable and experienced in making and evaluating investments. The investments of the Vendor in, and their commitments to, all non-liquid investments (including an investment in Purchaser) are reasonable in relation to their respective net worths, and the Vendor has the ability to bear the financial risk of an investment in Purchaser.

     (7) The Vendor will indemnify and hold Purchaser, its affiliates, and representatives, harmless from and against any and all loss, liability, cost, damage, expense (including attorney's fees and expenses) and claims arising out of, in connection with or resulting (i) from the sale or distribution of any Consideration Shares by the Vendor in violation of any applicable law, rule or regulation, and (ii) any misrepresentation by the Vendor or any breach of any warranties herein or any covenants or agreements set forth herein.

     (8) The Vendor understands and acknowledges that no federal or state agency, governmental authority, regulatory body, stock exchange or other entity in the United States, or any other jurisdiction, has made any finding or determination as to the merits of the Consideration Shares, nor have any such agencies, governmental authorities, regulatory bodies, stock exchanges or other entities made any recommendation or endorsement with respect to the Consideration Shares.

     (9) The Vendor represents, warrants, and acknowledges that (a) the Consideration Shares were not offered or distributed to the Vendor through an advertisement in printed media of general and regular paid circulation, radio or television, and (b) they did not attend any seminars or meetings regarding this transaction, in which the attendees were invited by any general solicitation or general advertising.

     (10) The Vendor is an "Accredited Investor" as such term is defined in Rule 501(a) under the Securities Act as set forth at Schedule 2.8 hereto.

     (11) The Vendor understands and acknowledges that the Consideration Shares are "restricted securities," as defined by the Securities Act, and agree to resell the Securities only (a) pursuant to a registration statement under the Securities Act, or (b) pursuant to a written opinion of legal counsel for Purchaser stating that such resale is exempt from registration.


                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1 REPRESENTATIONS AND WARRANTIES OF THE VENDOR. The Vendor represents and warrants to the Purchaser that as of the date hereof:

     (1) No Options, etc. No Person has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Shares (except the Purchaser pursuant to this Agreement) or entitling any person other than the Vendor to share in the proceeds of this transaction to the Vendor.

     (2) Transactions with Affiliates. There are no outstanding advances, loans, guarantees or agreements to provide any advances, loans, or guarantees between INM and the Vendor or an Affiliate of the Vendor.

     (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Ownership of Obligations. The Vendor is the sole and beneficial owners, and the holder of record, of the Purchased Shares, have good and marketable title thereto, free and clear of any and all Encumbrances and have the exclusive right to sell, transfer and assign the Purchased Shares.

     (5) No Violation. The execution and delivery of this Agreement by the Vendor and all other agreements required to be delivered by him hereunder and the performance of the transactions contemplated hereby and thereby will not result in: (i) the violation of any of the terms or provisions of any

Contract to which the Vendor may be a party or by which it is bound; or (ii) the creation of any Encumbrance on the Purchased Shares.

3.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE VENDOR. The representations and warranties of the Vendor contained in Section 3.1 shall survive the Closing and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Purchaser for a period of two years, after which time the Vendor shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Purchaser in writing prior to the expiration of such period.

3.3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendor that as at the date hereof:

     (1) Due Incorporation, etc. The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of Ontario.

     (2)   Trading of Shares. The VIQ Shares are posted for trading on CDNX.

     (3) Due Authorization. The Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (4) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

3.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The representations and warranties of the Purchaser contained in Section 3.3 or shall survive the Closing and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor for a period of three years, after which time, the Purchaser shall be released from all obligations and liabilities hereunder in respect of such representations and warranties, except with respect to any claims made by the Vendor in writing prior to the expiration of such period.


                                   ARTICLE 4
                               EXCLUSIVE DEALINGS
                               ------------------

4.1 EXCLUSIVE DEALINGS. During the Interim Period, the Vendor shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser and its designated and authorized representatives, concerning any sale, purchase, merger or similar transaction involving INM, the Purchased Shares, or the Assets, save for transactions entered into in the ordinary course of business or approved in writing by the Purchaser.


                                    ARTICLE 5
                              CLOSING ARRANGEMENTS
                              --------------------

5.1 CLOSING. The closing of the transactions provided for in this Agreement shall take place at the offices of the Purchaser's Counsel, Suite 2300, Commerce Court West, Toronto, Ontario, at 10:00 a.m. (Toronto time) on the Closing Date or at such other time or place as the parties hereto may mutually agree in writing.

5.2 SATISFACTION OF CLOSING CONDITIONS. The parties shall use their best efforts to ensure that the conditions of Closing set out in this Agreement are satisfied in a complete and timely manner to the extent that the satisfaction of such conditions are within their reasonable control.


                                   ARTICLE 6
                              CONDITIONS OF CLOSING
                              ---------------------

6.1 CONDITIONS FOR THE BENEFIT OF THE PURCHASER. The obligation of the Purchaser to complete the transactions provided for in this Agreement is subject to the fulfilment of the following conditions precedent to the satisfaction of the Purchaser on or prior to Closing, it being understood that such conditions are included for the exclusive benefit of the Purchaser and may be waived in writing in whole or in part by the Purchaser at any time:

     (1) Share Certificates. The Vendor shall deliver or have delivered to the Purchaser share certificates representing all of the Purchased Shares duly endorsed in blank for transfer or with executed irrevocable stock transfer powers attached.

     (2) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date and the Vendor shall have delivered to the Purchaser certificates to such effect, dated the Closing Date.

     (3) Performance of Terms. All the terms and conditions of this Agreement to be complied with or performed by the Vendor at or prior to Closing shall have been complied with or performed at or prior to Closing.

     (4) Corporate Proceedings. All corporate and legal proceedings and approvals which are considered necessary by the Purchaser's Counsel to permit the Vendor to complete the transactions contemplated by this Agreement shall have been taken or obtained and the documents to be executed pursuant to it shall be satisfactory in form and content to the Purchaser and the Purchaser shall have received certified copies of all documents which it may reasonably request in connection with such transactions and of the records of all corporate proceedings in connection therewith.

     (5)   Consents and Authorizations. There shall have been obtained:

           (a) all Government Authorizations, exemptions and certificates from all appropriate Government Bodies as are required by the Vendor to permit the transactions contemplated herein;

           (b) all consents and approvals from all applicable governmental or regulatory authorities (including, without limitation, the consent of CDNX) required by the Purchaser to complete the transactions contemplated herein; and

           (c) all consents required under any Contract to which INM is a party or by which it is bound by virtue of the transactions contemplated by this Agreement.

     (6) Releases. The Vendor shall have executed and delivered to the Purchaser a release, substantially in the form set out in Schedule 6.1(6), in respect of all claims and liabilities of INM to the Vendor.

     (7) No Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

     (8) No Litigation. No action or proceeding shall be pending or threatened by any Person or Governmental Body:

           (a) to enjoin, restrict or prohibit the transactions contemplated by this Agreement; or

           (b) which may impose any condition on the consummation of the transactions contemplated hereby.

     (9) Due Diligence. The Purchaser shall have conducted and completed a due diligence investigation with respect to INM, the business and the assets and the Purchaser, in its sole discretion, shall have been satisfied in all respects with respect to such due diligence and investigation and, in its sole discretion, shall have determined to proceed with the transactions contemplated by this Agreement.

     (10) Receipt of Closing Documents. All documents required to be delivered by the Vendor pursuant to this Agreement prior to or at Closing shall have been delivered to the Purchaser prior to or at Closing. The Purchaser shall be furnished with such certificates or other instruments of the Vendor as the Purchaser's Counsel considers necessary to effect the transfer of the Purchased Shares and to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with at or prior to Closing.

     (11) INM Shareholders Agreement. The Vendor shall have executed and delivered an acknowledgement, in form acceptable to the Purchaser, all consents and approvals required under the INM Shareholders Agreement to the transfer of the Purchased Shares to the Purchaser.

     (12)  Certificates. The Vendor shall have delivered to the Purchaser a
Section 116 Certificate or an Escrow Agreement as required by Section 2.4.

     (13) Approval of Directors of Purchaser. The board of directors of the Purchaser shall have approved this Agreement and the issue of the Consideration Shares pursuant thereto.

6.2        TERMINATION BY PURCHASERS. In the event that any condition in Section
6.1 shall not have been performed or fulfilled on or prior to Closing, the Purchaser in its sole discretion may, without limiting any rights or remedies otherwise available at law or equity either (a) terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser shall be released from all obligations or all then outstanding obligations as the case may be, under this Agreement; or (b) waive compliance with any of such conditions without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

6.3 CONDITIONS FOR THE BENEFIT OF THE VENDOR. The obligation of the Vendor to complete the transactions provided for in this Agreement is subject to the fulfilment of the following conditions precedent to the satisfaction of the Vendor on or prior to the Closing Date, it being understood that such conditions are included for the exclusive benefit of the Vendor and may be waived in writing in whole or in part by the Vendor at any time:

     (1) Share Certificates. The Purchaser shall deliver or have delivered to the Vendor properly authorized and completed share certificates, duly registered in the name of the Vendor, representing the VIQ Shares to be issued to the Vendor in accordance with Section 2.2.

     (2) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date and the Purchaser shall have delivered to the Vendor a certificate to such effect, dated the Closing Date.

     (3) Corporate Proceedings. All corporate and legal proceedings to be taken in connection with the transactions contemplated by this Agreement and the documents to be executed pursuant to it shall be satisfactory in form and content to the Vendor and the Vendor shall have received certified copies of all documents which he may reasonably request in connection with such transactions and of the records of all corporate proceedings in connection therewith.

     (4) Performance of Terms. All of the terms, covenants, obligations and conditions of this Agreement to be complied with or performed by the Purchaser at or before Closing, shall have been complied with or performed at or prior to Closing.

     (5) Consents and Authorizations. There shall have been obtained all Governmental Authorizations, exemptions and certificates from all appropriate Governmental Bodies as are required by the Purchaser to permit the transactions contemplated herein.

     (6) No Litigation. No action or proceeding shall be pending or threatened by any Person or Governmental Body:

           (a) to enjoin, restrict or prohibit the consummation of the transactions contemplated hereby; or

           (b) which may impose any condition on the consummation of the transactions contemplated hereby.

     (7) Opinion of Purchaser's Counsel. The Vendor shall have received, at Closing, a favourable opinion of Purchaser's Counsel, substantially in the form attached as Schedule 6.3(7).

6.4 TERMINATION BY VENDOR. In the event that any condition in Section 6.3 shall not have been performed or fulfilled on or prior to Closing, the Vendor in his sole discretion may, without limiting any rights or remedies otherwise available at law or equity either (a) terminate this Agreement by notice in writing to the Purchase in which event the Vendor shall be released from all obligations or all then outstanding obligations as the case may be, under this Agreement; or (b) waive compliance with any of such conditions without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.



                                    ARTICLE 7
                                 INDEMNIFICATION
                                 ---------------

7.1 INDEMNIFICATION BY THE VENDOR. The Vendor agrees to indemnify and hold the Purchaser harmless from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities, including reasonable legal fees, directly or indirectly suffered by the Purchaser, as a result of or relating in any manner whatsoever to:

           (a) any breach of or any non-fulfilment of any agreement or covenant of the Vendor contained in this Agreement or instrument executed and delivered pursuant to this Agreement; or

           (b) any breach of, or any inaccuracy in, any of the representations or warranties made by the Vendor under this Agreement or any other agreement or instrument executed and delivered pursuant to this Agreement.

and any such indemnification payment shall represent an adjustment of the Purchase Price.

7.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to indemnify and hold harmless the Vendor from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities, including reasonable legal fees, directly or indirectly suffered by the Vendor, as a result of or relating in any manner whatsoever to:

           (a) any breach of or any non-fulfilment of any agreement or covenant of the Purchaser contained in this Agreement or instrument executed and delivered pursuant to this Agreement; or

           (b) any breach of, or any inaccuracy in, any of the representations or warranties made by the Purchaser under this Agreement or any other agreement or instrument executed and delivered pursuant to this Agreement.

and any such indemnification payment shall represent an adjustment of the Purchase Price.


                                    ARTICLE 8
                                     GENERAL
                                     -------

8.1 EXPENSES. Each party shall be responsible for its own legal and other charges incurred in connection with the preparation of this Agreement and all negotiations between the parties.

8.2 FURTHER ASSURANCES. Each of the parties hereto from time to time at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other party may require to more effectively complete any matter provided for herein.

8.3 AMENDMENTS AND WAIVER. No modifications of or amendments to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the parties hereto and no waiver of any breach of any term or provision to this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.4 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

8.5 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other provision hereof and the provisions hereof are declared to be separate and distinct.

8.6 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service addressed, or (iii) sent prepaid by fax or similar means of electronic communication in each case to the applicable address set out below:

           if to the Vendor, to:

           Aleksander Szlam
           5051 Peachtree
           Corner Circle
           Norcross, Georgia
           30092
           if to the Purchaser, to:

           VoiceIQ Inc.
           240 Riviera Drive
           Markham, Ontario
           L3R 5M1

           Attention:        The President
           Facsimile:        (905) 948-8276

           with a copy to:

           Blake, Cassels & Graydon LLP
           Box 25, Commerce Court West
           Toronto, Ontario
           M5L 1A9

           Attention:        Mr. Robert A. Bondy
           Facsimile:        (416) 863-2653

Any notice so given shall be deemed conclusively to have been given and received on the delivery if delivered, or on the day of faxing or sending by other means of electronic communication, or on the second Business Day following the sending thereof by private courier. Any party hereto may change any particulars of its address for notice by notice to the others in the manner aforesaid.

8.7 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto irrevocably agree to attorn to the laws of Ontario and the non-exclusive jurisdiction of the courts of Ontario.

           IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.


                                                     (Signed) "Aleksander Szlam"
                                                     ---------------------------
                                                     ALEKSANDER SZLAM



                                                     VOICEIQ INC.


                                                     By: (Signed) "Terry Graham"
                                                         -----------------------